Exhibit (3)(i)

                          CERTIFICATE OF AMENDMENT
                     TO THE ARTICLES OF INCORPORATION
                                     OF
                           AMERITYRE CORPORATION

We, the undersigned, Richard A. Steinke, President, and David K. Griffiths, Secretary/Treasurer, of American Tire Corporation, a Nevada corporation hereinafter referred to as the "Corporation," hereby certify:

FIRST:    The name of the Corporation is AMERITYRE CORPORATION

SECOND:   The following amendment to the Articles of Incorporation was duly adopted pursuant to the majority vote of the shareholders of the Corporation at the annual meeting of shareholders held on November 15, 2004, pursuant to NRS 78.385.

THIRD:    The Corporation shall have the authority to issue a total of
45,000,000 shares, consisting of 5,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to a "Preferred Stock") and 40,000,000 shares of common stock, par value $0.001 per share (hereinafter referred to as "Common Stock").

FOURTH:   The number of shares outstanding and entitled to vote on an amendment to the Articles of Incorporation is 18,722,168.

FIFTH:    The aforesaid change and amendment has been approved by shareholders holding 15,295,816 shares, which amount constitutes a majority of the issued and outstanding shares entitled to vote thereon in accordance with NRS 78.390.

IN WITNESS WHEREOF, the foregoing Certificate of Amendment has been executed this 15th day of November 2004.


/S/ Richard A. Steinke
Richard A. Steinke, President

/S/ David K. Griffiths
David K. Griffiths, Secretary/Treasurer